Exhibit 5.1

Our ref	VSL/793662-000001/29289958v2

Nano Labs Ltd

China Yuangu Hanggang Technology Building
509 Qianjiang Road, Shangcheng District,
Hangzhou, Zhejiang, 310000
People’s Republic of China

29 April 2024

Dear Sirs

Nano Labs Ltd

We have acted as Cayman Islands legal advisers to Nano Labs Ltd (the “Company”) in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended (including its exhibits, the “Registration Statement”) relating to the resale or other disposition by the selling shareholders identified in the Registration Statement (the “Selling Shareholder”) of 6,521,737 class A ordinary shares of par value US$0.0002 per share of the Company (the “Shares”).

We are furnishing this opinion as Exhibits 5.1 and 23.2 to the Registration Statement.

1	Documents Reviewed

For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents:

1.1	The certificate of incorporation of the Company dated 8 January 2021 issued by the Registrar of Companies in the Cayman Islands.

1.2	The third amended and restated memorandum and articles of association adopted by special resolutions dated 25 January 2024 and effective on 31 January 2024 (the “Memorandum and Articles”).

1.3	The written resolutions of the board of directors of the Company dated 25 April 2024 (the “Resolutions”).

1.4	A certificate of good standing with respect to the Company issued by the Registrar of Companies dated 27 March 2024 (the “Certificate of Good Standing”).

1.5	A certificate from a director of the Company a copy of which is attached to this opinion letter (the “Director’s Certificate”).

1.6	The Registration Statement.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving these opinions we have relied (without further verification) upon the completeness and accuracy, as of the date of this opinion letter, of the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2	All signatures, initials and seals are genuine.

2.3	There is nothing under any law (other than the law of the Cayman Islands), which would or might affect the opinions set out below.

2.4	None of the Shares were issued for less than par value.

3	Opinion

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.

3.2	The authorised share capital of the Company, is US$50,000 divided into 250,000,000 shares comprising (1) 121,410,923 Class A Ordinary Shares of a par value of US$0.0002 each, (ii) 28,589,078 Class B Ordinary Shares of a par value of US$0.0002 each, and (iii) 99,999,999 shares of a par value of US$0.0002 each of such class or classes (however designated) as the board of directors may determine in accordance with the Memorandum and Articles.

3.3	The issue and allotment of the Shares to be offered and sold by the Selling Shareholder as contemplated in the Registration Statement have been duly authorised. The Shares are legally issued and allotted and (assuming the purchase price therefor has been paid in full) fully paid and non-assessable.

3.4	The statements under the caption “Taxation” in or incorporated by reference into the prospectus forming part of the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects and that such statements constitute our opinion.

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	To maintain the Company in good standing with the Registrar of Companies under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.

4.2	Under the Companies Act (As Revised) of the Cayman Islands (the “Companies Act”), the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Act directs or authorises to be inserted in it. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

4.3	In this opinion the phrase “non-assessable” means, with respect to the Shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, and in absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, be liable for additional assessments or calls on the Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions, which are the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the heading “Legal Matters” and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP

Director’s Certificate